INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 333-18053 on Form S-1 of Pruco Life Insurance Company of New Jersey of our report dated December 19, 1996, relating to the financial statements of Pruco Life Insurance Company of New Jersey, and our report dated March 15, 1996, except for note 10 as to which the date is January 22, 1997, relating to the financial statements-statutory basis of Pruco Life Insurance Company of New Jersey, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 7, 1997